                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-114095

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 17, 2004

                              U.S. $35,899,631,650

                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                DUE FROM 9 MONTHS TO 60 YEARS FROM DATE OF ISSUE
                               ------------------
     General Electric Capital Corporation may offer at various times up to U.S. $35,899,631,650 of its global medium-term notes. We may offer notes denominated in U.S., foreign and composite currencies. If we offer original issue discount notes, we will use their initial offering prices to determine when we have offered U.S. $35,899,631,650 of notes.

     The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

     - The notes will mature in 9 months to 60 years.

     - The notes may be subject to redemption at our option or repayment at the option of the holder.

     - The notes will bear interest at either a fixed or floating rate. The floating interest rate formula may be based on:

- CD Rate                             - Treasury Rate
- Commercial Paper Rate               - Prime Rate
- Federal Funds Rate                  - CMT Rate
- LIBOR                               - Eleventh District Cost of Funds
                                      Rate

     - The notes may be issued as indexed notes, dual currency notes, renewable notes, extendible notes or amortizing notes.

     - The notes will be in certificated or book-entry form.

     - Interest will be paid on fixed rate notes on March 15 and September 15 of each year or as otherwise specified in the applicable pricing supplement. Interest will be paid on floating rate notes on dates specified in the applicable pricing supplement.

     - The notes will have minimum denominations of $1,000 for book-entry notes and $100,000 for certificated notes, in each case increased in multiples of $1,000, unless otherwise specified in the applicable pricing supplement. We will specify the minimum denominations for notes denominated in a foreign or composite currency in the applicable pricing supplement.

     Application has been made for notes issued during the period of 12 months from the date of this document to be listed on the Luxembourg Stock Exchange. Each pricing supplement with respect to notes which are to be so listed will be delivered to the Luxembourg Stock Exchange on or before the date of issue of such notes. We may also issue notes which are listed, quoted and/or traded on or by such other or further stock exchanges, competent listing authorities and/or quotation systems as we may decide. We may also issue unlisted notes. A market for any particular tranche of notes may not develop.

     We expect to receive between $35,684,233,860 and $35,881,681,834 of proceeds from the sale of the notes after paying the agents' commissions of between $17,949,816 and $215,397,790. The exact proceeds from the sale of each note will be determined at the time of issuance.
                               ------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CITIGROUP
        DEUTSCHE BANK SECURITIES
                 GECC CAPITAL MARKETS GROUP, INC.
                          GOLDMAN, SACHS & CO.
                                 JPMORGAN
                                       LEHMAN BROTHERS
                                             MERRILL LYNCH & CO.
                                                   UBS INVESTMENT BANK
The date of this prospectus supplement is June 18, 2004.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, all of which should be read together. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We will only offer to sell notes and seek offers to buy such notes in jurisdictions where offers and sales are permitted.

     Having made all reasonable enquiries, we confirm that this prospectus supplement and the accompanying prospectus contain all information with respect to us which is material in the context of the notes to be issued by us, that the information contained in this prospectus supplement and the accompanying prospectus is true and accurate in all material respects and is not misleading, that the opinions and intentions (if any) expressed in this prospectus supplement and the accompanying prospectus are honestly held and that there are no other facts the omission of which would make any such information or the expression of such opinions or intentions misleading.

     The delivery of this prospectus supplement does not at any time imply that the information contained in this prospectus supplement about us is correct at any time subsequent to the date hereof or that any other information supplied in connection with the offering of any notes is correct at any time subsequent to the date of the document containing such information.

     IN CONNECTION WITH THE ISSUE AND DISTRIBUTION OF ANY NOTES, THE PERSON (IF
ANY) DISCLOSED AS THE STABILIZING MANAGER IN THE APPLICABLE PRICING SUPPLEMENT (OR ANY PERSON ACTING ON BEHALF OF SUCH PERSON) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD. HOWEVER, THERE MAY BE NO OBLIGATION ON SUCH PERSON TO DO THIS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME, AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

                      DOCUMENTS INCORPORATED BY REFERENCE

     With respect to the listing of notes from time to time on the Luxembourg Stock Exchange, there is hereby incorporated by reference into this prospectus supplement our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and our Current Report on Form 8-K dated as of March 30, 2004 which have been filed with the United States Securities and Exchange Commission (the "Commission") pursuant to the United States Securities Exchange Act of 1934 (the "1934 Act"). All reports filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus supplement shall be deemed to be incorporated in the prospectus supplement by reference and to be a part hereof from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K. See also "Where you can get more Information on GECC" in the accompanying prospectus.

     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein (or in any subsequently filed document incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

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               RISKS OF FOREIGN CURRENCY NOTES AND INDEXED NOTES

     This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

     Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the relevant government or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in euro.

     The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

     The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

FOREIGN CURRENCY JUDGMENTS

     The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

RISKS ASSOCIATED WITH INDEXED NOTES

     An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. In addition, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index should not be taken as an indication of its future performance. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

CREDIT RATINGS

     The credit ratings assigned to our medium-term note program reflect the rating agencies' opinion of our ability to make payments on the notes when due. The ratings do not take into account fluctuations in the market value of the notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index.

                              DESCRIPTION OF NOTES

GENERAL

     The following description of terms of the notes supplements the general description of the debt securities provided in the prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

     This section describes some technical concepts, and thus we occasionally use defined terms. You will find an alphabetized glossary at the end of this prospectus supplement that defines all of the capitalized terms used in this section that are not defined in this section.

     THE INDENTURE. We will issue the notes under the Indenture between us and JPMorgan Chase Bank ("JPMorgan Chase"). Since we have only summarized the most significant portions of the Indenture below, you may want to refer to the Indenture for more detailed information.

     RANKING. The notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt obligations. The notes and the Indenture will not limit us from incurring additional debt and will not place any other financial restrictions on us.

     AMOUNT. The amount of notes we may offer with this prospectus supplement will be reduced to the extent we issue other debt securities, preferred stock, warrants or support obligations under the prospectus. As of June 18, 2004, we have issued and have outstanding $92,781,347,000 of our global medium-term notes, Series A. The amount of additional notes of this series that we may offer with this prospectus supplement is $35,899,631,650. In addition, we may further increase the amount of notes of this series that we may issue from time to time. The Indenture does not limit the amount of notes that we may offer. If a note is an Original Issue Discount Note, we will use its initial offering price to calculate the amount issued.

     REOPENING OF ISSUE. We may, from time to time, without the consent of the holders of any notes, reopen an issue of notes and issue additional notes with the same terms (including Maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

     MATURITY. Each note will mature on any day from 9 months to 60 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option (see "Optional Redemption" below).

     PRICING SUPPLEMENT. The pricing supplement relating to a note will describe the following terms:

     - the specified currency;

     - the nominal amount of the note;

     - whether the note is a fixed rate note, a floating rate note, an indexed note, a dual currency note, a renewable note, an extendable note or an amortizing note;

     - the issue price;

     - the expected net proceeds from the issue of the note;

     - the original issue date;

     - the stated maturity date;

     - for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date or dates on which interest will be payable if other than March 15 and September 15;

     - for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the Designated LIBOR Currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

     - whether the note is an Original Issue Discount Note;

     - for an indexed note, the manner in which interest payments and the principal amount payable at Maturity will be determined;

     - if such note is an amortizing note, an amortization schedule;

     - whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption or Repayment" below, and if so, the terms of the redemption or repayment;

     - for notes issued in currencies that may be replaced by the euro, redenomination provisions, if any (see "Euro Redenomination" below);

     - whether the notes will be listed on the Luxembourg Stock Exchange or any other securities exchange or whether the notes will be unlisted;

     - in the case of foreign currency notes, whether the notes will be issued in the form of both a DTC global note and international global note as described below;

     - whether the notes are a reopening of notes previously issued; and

     - any other terms that do not conflict with the provisions of the Indenture.

     Forms of pricing supplements relating to fixed rate notes and floating rate notes are attached to this prospectus supplement as Annex A and Annex B, respectively.

     FORM OF THE NOTES. We will issue the notes either in certificated form or pursuant to a book-entry system.

     BOOK-ENTRY NOTES. When we issue notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. All of the notes that have been issued previously have been issued in book-entry form. Unless we otherwise specify in the applicable pricing supplement, these certificates will name a nominee of The Depository Trust Company, New York, New York ("DTC") as the owner of the notes. DTC maintains a computerized system that will reflect your ownership of the notes through an account you will maintain with your broker/dealer, bank, trust company or other representative. If specified in the applicable pricing supplements, notes denominated in currencies other than U.S. dollars may also be issued in book-entry form and registered in the name of a nominee for Euroclear and Clearstream, Luxembourg. For additional information regarding such notes, you should review "-- Special Provisions Relating to Certain Foreign Currency Notes" below.

     DTC's nominee will be considered the owner of your note in our records and will be the entity entitled to cast a vote regarding your note. However, DTC and the broker/dealers, banks, trust companies and other representatives that are part of DTC's computerized system are required to contact you for voting instructions.

     CERTIFICATED NOTES. When we issue notes in certificated form, you will receive a certificate evidencing your note. JPMorgan Chase will issue certificated notes on our behalf and will only prepare such certificated notes at our request. The certificate will name you as the owner of the note, unless you choose to have your broker/dealer, bank, trust company or other representative hold these certificates for you. If your name appears on the certificate evidencing your note, then you will be considered the owner of your note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked to cast the vote regarding your note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. However, this entity is required to contact you for voting instructions.

     EXCHANGES. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if (i) DTC notifies us that it is unwilling or unable to hold global certificates and another depositary is not appointed or (ii) we determine at any time that the notes shall no longer be represented by global notes, in which case we will inform DTC of such determination, who will, in turn, notify participants of their right to withdraw their notes from DTC. In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

  SPECIAL PROVISIONS RELATING TO CERTAIN FOREIGN CURRENCY NOTES.

     If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may also be issued in the form of a DTC global note and an international global note registered in the name of a nominee for Euroclear and Clearstream, Luxembourg. In such cases, the following provisions shall apply:

     FORM OF NOTES. Notes offered and sold outside the United States ("international notes") will be represented by beneficial interests in a fully registered permanent global note (the "international global note"), without interest coupons attached, which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for, and in respect of interests held through Euroclear and Clearstream, Luxembourg. Notes which are offered and sold in the United States ("DTC notes") will be represented by beneficial interests in a fully registered permanent global note (the "DTC global note" and, together with the international global note, the "global notes"), without interest coupons attached, which will be deposited on or about the closing date with a custodian for, and registered in the name of Cede & Co, as nominee for, DTC. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Clearstream Luxembourg and their participants.

     PAYMENTS. If the pricing supplement provides for both a DTC global note and an international global note, then a holder of an interest in a DTC global note will receive all payments under the DTC notes in United States dollars, unless such holder makes an election, as described herein, for payment in the specified currency. Distributions of principal and interest with respect to the international global note will be credited, in the specified currency, to the extent received by Euroclear or Clearstream, Luxembourg, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant system's rules and procedures.

     EUROCLEAR, CLEARSTREAM, LUXEMBOURG AND DTC ARRANGEMENTS. So long as DTC or its nominee or Euroclear, Clearstream, Luxembourg, or their nominee or their common depositary is the registered holder of the global notes, DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the registered holder thereof. Neither we nor any agent, underwriter or affiliate or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The holding of book-entry interests in the global notes through Euroclear, Clearstream, Luxembourg and DTC will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the nominees for the respective clearing systems.

     SECONDARY MARKET TRADING. The following provisions will apply to trading in the secondary market:

     - TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG
       PARTICIPANTS. Secondary market sales of book-entry interests in the international global note to purchasers of book-entry interests in the international global note will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the conventional procedures applicable to Eurobonds.

     - TRADING BETWEEN DTC PARTICIPANTS. Secondary market sales of book-entry interests in the DTC notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in United States dollars, or free of payment if payment is not effected in United States dollars. Where payment is not effected in Untied States dollars, separate payment arrangements outside DTC are required to be made between DTC participants.

     - TRADING BETWEEN DTC SELLER AND EUROCLEAR/CLEARSTREAM, LUXEMBOURG PURCHASER. When book-entry interests in notes are to be transferred form the account of a DTC participant holding a beneficial interest in a DTC global note to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian will instruct the registrar to (1) decrease the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note and (2) increase the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the international global note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg for credit to the relevant accountholder on the first business day following the settlement date.

     - TRADING BETWEEN EUROCLEAR/CLEARSTREAM, LUXEMBOURG SELLER AND DTC PURCHASER. When book-entry interest in the notes are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global note, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg, delivery free of payment instructions within its established deadline one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will (1) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the notes free of payment to the relevant account of the DTC participant and (2) instruct the registrar to decrease the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg evidenced by the international global note, and to increase the amount of Notes registered in the name of Cede & Co evidenced by the DTC global note.

     DENOMINATIONS. Notes initially issued in book-entry form will have minimum denominations of $1,000 and notes issued in certificated form will have minimum denominations of $100,000, in each case increased in multiples of $1,000, unless otherwise specified in the applicable pricing supplement. In the limited circumstances that certificated notes are issued in replacement for book-entry-notes, such certificated notes will also have denominations of $1,000. The authorized denominations of notes denominated in a foreign or composite currency will be described in the pricing supplement. DTC currently limits the maximum size of any single global note to $500,000,000. Any notes (including notes denominated in Sterling) issued having a maturity of less than one year will, if the proceeds of issue of such notes are to be accepted by us in the United Kingdom, constitute deposits for the purposes of the prohibition on accepting deposits contained in Section 19 of the United Kingdom Financial Services and Markets Act 2000 (the "FSMA") unless they are issued (a) to a limited class of professional investors and have a minimum denomination of L100,000 (or its equivalent in another currency) or (b) are issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by us.

  REGISTRATION AND TRANSFER OF NOTES

     BOOK-ENTRY NOTES. If you transfer your note while it is in book-entry form, the transfer will be reflected on the computerized system at DTC or, in the case of non-U.S. dollar denominated notes, Euroclear and Clearstream, Luxembourg. Your broker/dealer, bank, trust company or other representative will arrange for the transfer to be reflected on the applicable clearing system's records.

     CERTIFICATED NOTES. In addition to acting as trustee under the Indenture, JPMorgan Chase also acts as our registrar for notes issued in certificated form. You may go to JPMorgan Chase's office at 4 New York Plaza, 1st Floor, GIS Unit Trust Window-ITS Operations, New York, New York 10004 or, in relation to any tranche of notes listed on the Luxembourg Stock Exchange, J.P. Morgan Bank Luxembourg S.A.'s office at 5 rue Plaetis, L-2338 Luxembourg, if you want to:

     - register the transfer of any certificated note;

     - exchange certificated notes for notes of different denominations;

     - deliver payment instructions;

     - obtain a new note to replace a note that has been lost or destroyed (you may be required to provide a document to JPMorgan Chase and us agreeing to return the new certificate if the missing one is found); or

     - present notes that have matured or been redeemed in exchange for payment.

  DEPOSITORY

     Unless specified in the applicable pricing supplement, each note will be deposited with, or on behalf of, DTC, as depository, and registered in the name of Cede & Co. (DTC's partnership nominee). Investors may elect to hold interests in the notes through DTC (in the United States) or, if the notes are eligible, through Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), or Euroclear Bank S.A./N.V., as operator (the "Euroclear Operator") of the Euroclear System ("Euroclear"), if they are participants in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear Operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear Operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase will act as depositary for the Euroclear Operator (in such capacities, the "U.S. Depositaries").

     If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may also be issued in registered global form and registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream,

Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters named in this prospectus supplement. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     The Euroclear Operator advises that Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters named in this prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     METHODS OF PAYMENT. JPMorgan Chase, and in relation to notes listed on the Luxembourg Stock Exchange, J.P. Morgan Bank Luxembourg S.A., act as our paying agents and will make all payments on the notes on our behalf.

     For so long as the notes of any tranche are listed on the Luxembourg Stock Exchange, we will at all times maintain a paying agent and a transfer agent in Luxembourg and if European Council Directive 2003/48.EL or any Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought in force, we will ensure that we maintain a paying agent in a Member State of the European Union that will not be obliged to withhold or deduct tax from payment in respect of the notes pursuant to any such Directive or law.

          BOOK-ENTRY NOTES. JPMorgan Chase will make payments of principal and interest on book-entry notes to the account of DTC's nominee by wire transfer of immediately available funds. Neither we nor JPMorgan Chase will make any payments to owners of beneficial interests in book-entry notes. Instead, DTC will credit the funds to which you are entitled to the account of the broker/dealer, bank, trust company or other participant of DTC through which you hold your note. That participant, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note).

          We understand that DTC's current practice is to credit interest payments (including interest payable at Maturity) and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of DTC, in accordance with any standing instructions you have with your broker/ dealer, bank, trust company or other participant in DTC through which you hold your notes and with customary practice in the broker/dealer industry. Neither we nor JPMorgan Chase will be involved with, or responsible for, the movement of funds once JPMorgan Chase has paid DTC.

          CERTIFICATED NOTES. If you hold certificated notes, payments of principal and interest due at Maturity or earlier redemption will be paid by wire transfer of immediately available funds after you present the matured or redeemed note at JPMorgan Chase's or J.P. Morgan Bank Luxembourg S.A. office (the addresses are given above). Interest payable at any other time will be paid by check mailed to your address as it appears in JPMorgan Chase's records. If you own $5,000,000 or more of notes having the same terms and conditions, we will pay you interest prior to Maturity by wire transfer of immediately available funds if you give the appropriate instructions to JPMorgan Chase (either directly or via J.P. Morgan Bank Luxembourg S.A.) at least 10 calendar days before the applicable interest payment date.

          SPECIAL PAYMENT PROVISIONS FOR NOTES DENOMINATED IN A FOREIGN CURRENCY. Purchasers of notes denominated in a foreign currency must pay for their notes in that currency. If you prefer to pay in U.S. dollars, the agents will convert U.S. dollars into the foreign currency on your behalf to enable you to make payment in that currency. You must notify the agents that you would like them to provide this service for you at least three Business Days before the date of delivery of the note. These services are available only in connection with the initial distribution of notes denominated in a foreign currency.

          Except as described below, regardless of whether the notes are in book-entry or certificated form, all payments of principal and interest on foreign currency notes (other than dual currency notes) will be made in U.S. dollars based on the Noon Buying Rate. JPMorgan Chase will convert these U.S. dollar payments into the currency of the notes on your behalf if you request the conversion at least ten calendar days before the applicable payment date.

          Any currency conversion will be based upon a firm bid quotation in New York City received by JPMorgan Chase at approximately 11:00 a.m., Eastern Time, on the second Business Day preceding the applicable payment date from a recognized foreign exchange dealer (which may be JPMorgan Chase). If JPMorgan Chase cannot obtain a bid quotation for the conversion of U.S. dollars into the relevant foreign currency, then payments on the note will be made in U.S. dollars.

          If you request an interest payment in a foreign currency, or, in the case of a dual currency note, interest payments are to be made in a foreign currency the payment will be paid by check mailed to your address as it appears in JPMorgan Chase's records. If you request that the principal payment on your note, including any interest payable at Maturity, be in a foreign currency, or, in the case of a dual currency note, the principal payment, including any interest payable at Maturity, is to be made in a foreign currency, such payment will be paid by check after you present the matured or redeemed note at JPMorgan Chase's or J.P. Morgan Bank Luxembourg S.A.'s office (the addresses are given above). Checks in foreign currencies will be drawn from banks located outside the U.S. If you hold $1,000,000 or more of notes denominated in a foreign currency having the same terms and conditions, you can request that JPMorgan Chase make payments in the foreign currency by wire transfer. You must request wire transfers no later than the record date for interest payments and, in the case of payments of principal, no later than fifteen calendar days prior to Maturity. Foreign currency wire transfers must be made to banks located outside the U.S.

          DTC will not accept foreign currency payments. You may elect to receive foreign currency payments in respect of book-entry notes by notifying your broker/dealer, bank, trust company or other participant in DTC through which you hold notes at least 15 calendar days prior to the payment date that you have elected to receive all or a portion of the foreign currency payment in that foreign currency and by providing your broker/dealer, bank, trust company or other participant in DTC (a "DTC Participant") with wire transfer instructions to an account maintained in that foreign currency. The DTC participant in turn will notify DTC of your election and wire transfer instructions and DTC will pass those on to JPMorgan Chase. If JPMorgan Chase receives those instructions from DTC in time, you will receive payment in the foreign currency, after deduction of JPMorgan Chase's currency conversion and other costs. Otherwise, you will receive payment in U.S. dollars through DTC.

     You will be responsible for the costs of any currency conversion effected by JPMorgan Chase on your behalf.

     In certain circumstances we may offer notes denominated in a foreign currency that are registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg. In these circumstances and without having to make a request therefor, you will be entitled to receive payments of interest or principal in the relevant foreign currency. Payments of principal and interest will be made to the common depositary or its nominee for credit to the accounts of participants in Euroclear and Clearstream, Luxembourg in accordance with the normal procedures applicable to Euroclear and Clearstream, Luxembourg, as described above.

  RECIPIENTS OF PAYMENTS

     Payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity, redemption or repayment to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. The record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the last day of February or August (whether or not a Business Day) immediately before the interest payment date or Maturity, unless otherwise specified in the applicable pricing supplement.

     OPTIONAL REDEMPTION OR REPAYMENT. We may issue notes that permit us to redeem them prior to their Maturity ("calls") or that permit you to require us to repay them prior to their Maturity ("puts"). Any such redemption or repayment provisions, including the date(s) on which the call or put may occur and whether redemptions or repayments may be made in whole or in part, will be described in the pricing supplement relating to the specific notes.

     If we are permitted to call any notes, we will give notice of redemption to you (or the entity that is the registered holder of your notes) by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption. In the case of notes listed on the Luxembourg Stock Exchange, we will also notify you and the Luxembourg Stock Exchange in the manner specified under "-- Notices" herein.

     If you are permitted to put any notes, you must notify JPMorgan Chase at least 30 calendar days and not more than 60 calendar days prior to the date set for repayment. For any note to be repaid, JPMorgan Chase must receive (i) in the case of a certificated note, the note with the attached "Option to Elect Repayment" form completed, or a letter from a broker/dealer, bank or trust company notifying JPMorgan Chase of your intent to elect repayment of your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for repayment or (ii) in the case of a book-entry note, instructions to such effect from the beneficial owner of the note to JPMorgan Chase through DTC or the common depositary, as the case may be.

     Any notice of redemption delivered by you or by us will be irrevocable.

     OPEN-MARKET PURCHASES. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them, subject to applicable law, or surrender them to JPMorgan Chase for cancellation.

INTEREST AND INTEREST RATES

     The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction.

  FIXED RATE NOTES

     Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement. Interest on the fixed rate notes will be paid on March 15 and September 15 of each year or as specified in the applicable pricing supplement. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months or as specified in the applicable pricing supplement. In the event that any Interest Payment Date (as defined below) or Maturity for any fixed rate note is not a Business Day, principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment.

  FLOATING RATE NOTES

  General

     Each floating rate note will have an interest rate formula. The formula may be based on:

     - the CD Rate;

     - CMT Rate;

     - the Commercial Paper Rate;

     - the Eleventh District Cost of Funds Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - another rate specified in the applicable pricing supplement.

     The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

  Date of Interest Rate Change

     The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (the day on which such interest rate is reset is the "Interest Reset Date" and the period from one Interest Reset Date to the next Interest Reset Date is an "Interest Reset Period"). Unless we state otherwise in the applicable pricing supplement, the Interest Reset Dates will be:

     - for floating rate notes that reset daily, each Business Day;

     - for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

     - for Treasury Rate notes that reset weekly, Tuesday of each week;

     - for floating rate notes (other than Eleventh District Cost of Funds Rate Notes) that reset monthly, the third Wednesday of each month;

     - for Eleventh District Cost of Funds Rate Notes, all of which reset monthly, the first calendar day of each month;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semiannually, the third Wednesday of each of the two months specified in the pricing supplement; and

     - for floating rate notes that reset annually, the third Wednesday of the month specified in the pricing supplement.

     If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

  How Interest Is Calculated

     We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the lead agent for an issue of notes will be the calculation agent for those notes. Floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

     Accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, the Eleventh District Cost of Funds Rate notes, Federal Funds rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

     The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .9876545) would be rounded to 9.87655% (or .987655)) and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     The calculation agent will promptly notify JPMorgan Chase (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, J.P. Morgan Bank Luxembourg S.A.) of each determination of the interest rate. The calculation agent will also notify JPMorgan Chase (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, J.P. Morgan Bank Luxembourg S.A.) of the interest rate, the interest amount, the interest period and the interest payment date related to each Interest Reset Date as soon as such information is available. The paying agents will make such information available to the holders of such notes and, in the case of notes listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange. JPMorgan Chase will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relating to such floating rate note.

     So long as any floating rate notes are listed on or by the Luxembourg Stock Exchange and the rules of such exchange so require, we will maintain a calculation agent for such floating rate notes, and we will notify the holders of such floating rate notes in the manner specified under "-- Notices" herein in the event that we appoint a calculation agent with respect to such floating rate notes other than the calculation agent designated as such in the applicable Pricing Supplement.

  When Interest Is Paid

     Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

          (a) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year specified in the pricing supplement;

          (b) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year specified in the pricing supplement;

          (c) for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

          (d) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

     Each of the above dates is an "Interest Payment Date". We will also pay interest on all notes at Maturity.

     If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will continue to accrue, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

     If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment of principal and interest on the next Business Day, without additional interest.

     References below to information services include any successor information services.

  CMT Rate Notes

     Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

     "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "-- Treasury Constant Maturities -- Federal Reserve Board Release H.15 -- Mondays Approximately 3:45 p.m.", under the column for the specified Index Maturity for:

          (1) if the Designated CMT Telerate Page is 7051, the rate for the Interest Determination Date; or

          (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as applicable, ended immediately preceding the week or month, as applicable, in which the Interest Determination Date occurs.

     The following procedures will apply if the rate cannot be set as described above:

          (a) if we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519).

          (b) If the rate is no longer published in H.15(519), or is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that determination date will be the Treasury constant maturity rate for the specified Index Maturity (or other U.S. Treasury rate for such Index Maturity for that Interest Determination Date) as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

          (c) If that information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date reported, according to their written records, by three leading primary U.S. government securities dealers (each, a "Reference Dealer") in The City of New York selected by the calculation agent. These dealers will be selected from five Reference Dealers using the following procedures:

        - The calculation agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than the specified Index Maturity minus one year.

        - If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

          (d) If the calculation agent cannot obtain three Treasury note quotations, the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent using the same method described above, for Treasury notes with an original maturity of the number of years that is the next highest to the specified Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100,000,000. If three or four (and not five) of the Reference Dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

          (e) If fewer than three Reference Dealers are providing quotes, the rate of interest on CMT Rate notes will be the same as the rate of interest thereon in the prior interest period.

  CD Rate Notes

     Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

     "CD Rate" means, with respect to any Interest Determination Date, the rate on that Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (secondary market)".

     The following procedures will apply if the rate cannot be set as described above:

          (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be the rate for negotiable certificates of deposit having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)."

          (b) If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the average of the secondary market offered rates, as of 10:00 a.m., New York City time, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000.

          (c) If fewer than three dealers are providing quotes, the rate of interest on the CD Rate note will be the same as the rate of interest thereon in the prior interest period.

  Commercial Paper Rate Notes

     Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

     "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial".

     The following procedures will apply if the rate cannot be set as described above:

          (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-Nonfinancial".

          (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the average for the offered rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, by a nationally recognized rating agency.

          (c) If fewer than three dealers are providing quotes, the rate of interest on the Commercial Paper Rate note will be the same as the rate of interest thereon in the prior interest period.

  Eleventh District Cost of Funds Rate Notes

     Each Eleventh District Cost of Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Eleventh District Cost of Funds Rate and any Spread and/or Spread Multiplier).

     "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as set forth under the caption "11th District" on Telerate on page 7058 (or such other page as is specified in the applicable pricing supplement) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not so appear, the Eleventh District Cost of Funds Rate shall be the FHLB Index for the calendar month preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month next preceding such Interest Determination Date, then the rate of interest on the Eleventh District Cost of Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

  Federal Funds Rate Notes

     Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

     "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate with respect to specified dates for Federal Funds published in H.15(519) prior to 11:00 a.m., New York City time, under the heading "Federal Funds Effective", as such rate is displayed on Telerate Page 120.

     The following procedures will apply if the rate cannot be set as described above:

          (a) If the rate does not appear on Telerate Page 120 or is not published in H.15(519) prior to 11:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate with respect to such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

          (b) If the rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the average of the rates, as of 11:00 a.m., New York City time, on the Business Day following such Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

          (c) If fewer than three brokers are providing quotes, the rate of interest on the Federal Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

  LIBOR Notes

     Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier.

     The calculation agent will determine LIBOR on each Interest Determination Date as follows:

          (a) With respect to any Interest Determination Date, LIBOR will be generally determined as either:

             (1) If "LIBOR Reuters" is specified in the pricing supplement, the average of the offered rates for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after the Interest Determination Date, that appear on the Designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; or

             (2) If LIBOR Telerate is specified in the pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after such date (or, if pounds sterling is the Designated LIBOR Currency, beginning on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date), that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

          Where (1) above applies, if fewer than two offered rates appear on the Designated LIBOR Page, or, where (2) above applies, if no rate appears on the Designated LIBOR Page, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in the Designated LIBOR Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent and in a principal amount of not less than $1,000,000 (or its foreign currency equivalent) that in the calculation agent's judgment is representative for a single transaction in the Designated LIBOR Currency in such market at such time (a "Representative Amount"). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date (or if pounds sterling is the Designated LIBOR Currency, commencing on such Interest Determination Date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date).

          The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

          (b) If the calculation agent receives fewer than two quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the calculation agent. The rates will be for loans in the Designated LIBOR Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date (or, if pounds sterling is the Designated LIBOR Currency, commencing on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date) and in a Representative Amount.

          (c) If fewer than three banks provide quotes, the rate of interest on the LIBOR notes will be the same as the rate of interest thereon in the prior interest period.

  Prime Rate Notes

     Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

     "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on that Interest Determination Date in H.15(519) under the heading "Bank Prime Loan".

     The following procedures will apply if the rate cannot be set as described above:

          (a) If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published on such Interest Determination Date in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate under the caption "Bank Prime Loan".

          (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate for that Interest Determination Date.

          (c) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent.

          (d) If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

          (e) If no banks are providing quotes, the rate of interest on the Prime Rate notes will be the same as the rate of interest thereon for the prior interest period.

  Treasury Rate Notes

     Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

     "Treasury Rate" means, with respect to any Interest Determination Date, the rate from the most recent auction of direct obligations of the United States ("Treasury bills") having the specified Index

Maturity as it appears under the caption "Investment Rate" on Telerate Page 56 or Telerate Page 57 (or any other pages as may replace such pages on such service).

     The following procedures will apply if the rate cannot be set as described above:

          (a) If, by 3:00 p.m., New York City time, on the Calculation Date for an Interest Reset Period, Treasury bills of the specified Index Maturity have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear on either Telerate Page 56 or Telerate Page 57, the rate will be the Bond Equivalent Yield on such Interest Determination Date of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day under the caption "U.S. Government securities/Treasury bills/Auction high."

          (b) If the rate cannot be set as described in (a) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Interest Determination Date of the auction rate for Treasury bills of the specified Index Maturity as announced by the U.S. Department of the Treasury.

          (c) If the rate cannot be set as described in (b) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15(519), under the caption "U.S. Government securities/Treasury bills/Secondary Market."

          (d) If the rate cannot be set as described in (c) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary Market."

          (e) If the rate cannot be set as described in (d) above by 3 p.m., New York City time, on the Calculation Date, then the rate will be the average of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with the remaining maturity closest to the specified Index Maturity.

          (f) If the rate cannot be set as described in (e) above, then the rate of interest on the Treasury Rate notes will be the same as the rate of interest thereon in the prior interest period.

INDEXED NOTES

     We may offer indexed notes under which principal or interest is determined by reference to an index related to:

          (a) the rate of exchange between the specified currency for such note and the Designated LIBOR Currency;

          (b) the difference in the price of a specified commodity on specified dates;

          (c) the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

          (d) any other objective price or economic measures described in the pricing supplement.

     We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

     Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

DUAL CURRENCY NOTES

     We may offer dual currency notes under which we have the option to make all payments in a currency that is different than the currency in which the notes were issued. We can only exercise this option with respect to all dual currency notes issued on the same day with the same terms.

     The pricing supplement will include related tax information and will specify the date on which we may exercise our option.

     If we elect to exercise our option to make scheduled payments in the alternate currency, we will notify you by mail within two Business Days. We will not be able to withdraw such notice once it has been mailed to you.

     Because of fluctuating exchange rates, you may receive less in interest and/or principal in the alternate currency than you would if we made payments in the notes' original currency. For further information regarding certain risks inherent in notes denominated in currencies other than U.S. dollars, see "Risks of Foreign Currency Notes and Indexed Notes" above.

RENEWABLE NOTES

     We may issue renewable notes which will bear interest at a specified rate that will be reset based on a base rate and any Spread and/or Spread Multiplier.

     The Maturity of a renewable note will be automatically extended for a twelve month period on each maturity date unless you elect to terminate the automatic extension. To terminate the automatic extension of your renewable note, you must notify JPMorgan Chase within the time frame specified in the pricing supplement. You may choose to maintain the automatic extension provision for a portion of your note so long as that portion equals at least $100,000 (or its foreign currency equivalent). The Maturity of the renewable notes cannot be extended beyond the final maturity date specified in the pricing supplement. If you elect to terminate the automatic extension of any portion of your renewable note, you will receive payment of principal on that portion on an interest payment date falling approximately six months after the date on which the note was scheduled to be extended.

     You may revoke your election to terminate the automatic extension of any portion of your renewable note if such portion equals at least $100,000 (or its foreign currency equivalent). To revoke your election you must notify JPMorgan Chase prior to the fifteenth calendar day before the portion is scheduled to mature. An election to terminate the automatic extension of a renewable note will be binding on any subsequent holder of the note unless it is properly revoked.

     We may elect to redeem the total amount or a portion of a renewable note at a redemption price of 100% of its principal amount plus accrued interest. If we decide to redeem a renewable note we will notify you by first class mail at least 30 calendar days but, not more than 60 calendar days prior to the redemption date. In the case of notes listed on the Luxembourg Stock Exchange, we will also notify you in the manner specified under "-- Notices" herein.

     We may also issue renewable notes under which the Spread and/or Spread Multiplier is reset by a remarketing agent using remarketing procedures included in the pricing supplement.

EXTENDIBLE NOTES

     We may issue extendible fixed rate notes under which we have the option to extend the notes' stated maturity date for one or more whole years up to a date specified in the pricing supplement. If we elect to extend the notes, we must notify JPMorgan Chase at least 45 calendar days and not more than 60 calendar days prior to the notes' original stated maturity date. JPMorgan Chase will notify you of our decision to extend the Maturity of the notes by first class mail. In the case of notes listed on the

Luxembourg Stock Exchange, we will also notify you in the manner specified under "-- Notices" herein. The notice will specify the notes' new Maturity date, the interest rate applicable to the extension period and any applicable redemption provisions.

     We can increase the interest rate for the extension period by notifying JPMorgan Chase at any time prior to 10:00 a.m., New York City time, on the twentieth calendar day before the extended notes are scheduled to mature. JPMorgan Chase will send you notice of the increase in interest rate in a manner agreed upon by us and JPMorgan Chase. We cannot revoke our election to increase the interest rate.

     If we elect to extend the Maturity of an extendible note, you have the option to require us to repay such note on the Maturity date then in effect at a price equal to the principal amount of the note plus any accrued interest to such date. To exercise this option you must notify JPMorgan Chase at least 25 calendar days but not more than 60 calendar days prior to the date the notes are scheduled to mature. You may notify JPMorgan Chase either by delivering to JPMorgan Chase the note with the attached "Option to Elect Repayment" form completed, or by delivering to JPMorgan Chase a letter from a broker/dealer, bank or trust company notifying JPMorgan Chase of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption. You may revoke your election to be repaid at any time before 3:00 p.m., New York City time, on the twentieth calendar day prior to the date the notes are scheduled to mature.

AMORTIZING NOTES

     We may offer amortizing notes. Unless otherwise specified in the applicable Pricing Supplement, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information about amortizing notes including an amortization schedule will be included in the pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     We may issue Original Issue Discount Notes. Original Issue Discount Notes are notes issued at a discount from the principal amount payable at Maturity. Certain additional considerations relating to Original Issue Discount Notes may be described in the pricing supplement.

OTHER PROVISIONS, ADDENDA

     We may modify any provision of a note by using the section marked "Other Provisions" or by providing an addendum to the note.

EURO REDENOMINATION

     If notes are denominated in a foreign currency which may be replaced by euro, we may include provisions in the pricing supplement allowing for the redenomination of the notes from the original currency to euro.

NOTICES

     For so long as any tranche of notes is listed on the Luxembourg Stock Exchange, all notices regarding such notes shall be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

     Until such time as any certificated notes are issued in relation to a tranche of notes that is represented by global registered notes deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. or registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg, (and provided that, if such notes are also listed on the Luxembourg Stock Exchange, the rules of the Luxembourg Stock Exchange so permit) we may instead deliver the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to investors. Any such notice shall be deemed to have been given to the relevant investors on the seventh day after the day on which such notice was given to Euroclear and Clearstream, Luxembourg.

     So long as any tranche of notes that is deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. or represented by global registered notes registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg, notices to be given by investors to us (for example, in relation to the exercise of any option to put notes back to us) may be given by the relevant investor to JPMorgan Chase via DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as JPMorgan Chase and DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

                   GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the DTC.

     Although the DTC, Clearstream, Luxembourg and the Euroclear Operator have agreed to the foregoing procedures in order to facilitate transfers of notes among participants in DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     If the applicable pricing supplement relating to an issue of non-U.S. dollar denominated notes specifies that such notes are to be issued in the form of both a DTC global note and an international global note, certain alternative clearance and settlement procedures will apply. Such alternative procedures are described above under "Description of Notes -- General -- Special Provisions Relating to Certain Foreign Currency Notes."

  SECONDARY MARKET TRADING

     Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

  Trading between DTC Participants

     Secondary market sales of notes held in DTC between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations.

  Trading between Euroclear and/or Clearstream Participants

     Secondary market sales of beneficial interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers that will hold beneficial interests through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

  Trading between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser

     When book-entry interests in notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg accountholder, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the notes to the U.S. Depositary for Euroclear or Clearstream, Luxembourg, as the case may be. Euroclear or Clearstream, Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date. Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the U.S. Depositary for Euroclear or Clearstream, Luxembourg, as the case may be, for the benefit of Euroclear Participants or Clearstream Participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

  Trading between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

     Due to time zone differences in their favor, Euroclear Participants and Clearstream, Luxembourg participants can use their usual procedures to transfer notes through the applicable U.S. Depositary to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its U.S. Depositary to credit the notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New
York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

     Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor any agent or any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

             CAPITALIZATION OF GENERAL ELECTRIC CAPITAL CORPORATION

     The following table set forth our capitalization and indebtedness and our consolidated affiliates, consisting of borrowings and equity, at December 31, 2003 and March 31, 2004:

                                                                              (UNAUDITED)
                                                          OUTSTANDING AT     OUTSTANDING AT
                                                         DECEMBER 31, 2003   MARCH 31, 2004
                                                         -----------------   --------------
                                                          (DOLLAR AMOUNTS       (DOLLAR
                                                           IN MILLIONS)        AMOUNTS IN
                                                                               MILLIONS)
LIABILITIES AND SHAREOWNER'S EQUITY
Borrowings:
  Short-term borrowings................................      $126,105           $134,575
  Senior long-term borrowings..........................       159,616            158,739
  Subordinated long-term borrowings....................           963                963
                                                             --------           --------
     Total Borrowings..................................       286,684            294,277
Accounts Payable.......................................        14,124             13,785
Insurance liabilities, reserves and annuity benefits...       100,449            101,559
Consolidate, liquidating securitization entities.......        25,721             22,855
Other liabilities......................................        20,700             19,998
Deferred income........................................        10,411             12,415
                                                             --------           --------
  Total Liabilities....................................       458,089            464,889
                                                             --------           --------
Minority interest in equity of consolidated
  affiliates...........................................         2,098              2,584
Equity:
  Variable cumulative preferred stock-par value $100,
     liquidation preference $100,000 per share (33,000
     shares authorized and 26,000 shares
     outstanding)......................................             3                  3
  Common stock, $4.00 par value (4,166,000 shares
     authorized and 3,985,403 shares outstanding)......            16                 16
  Additional paid-in capital...........................        14,236             14,602
  Retained earnings....................................        29,445             30,708
  Accumulated gains/(losses) -- net:
     Investment securities.............................         1,538              2,973
     Currency translation adjustments..................         2,621              2,541
     Derivatives qualifying as hedges..................        (1,618)            (1,617)
                                                             --------           --------
  Total equity.........................................        46,241             49,226
                                                             --------           --------
  Total capitalization.................................      $506,428           $516,699
                                                             ========           ========

     There has been no material change in our capitalization and/or indebtedness or that of our consolidated affiliates considered as a whole since March 31, 2004.

         SELECTED CONSOLIDATED EARNINGS AND FINANCIAL POSITION DATA OF
                      GENERAL ELECTRIC CAPITAL CORPORATION

     The following consolidated earnings data for each of the years in the three-year period ended December 31, 2003, and the consolidated financial position data as of December 31, 2003 and 2002, have been taken or computed from the audited financial statements of GECC and our consolidated affiliates included in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2003, as conformed to reflect segment organizational changes and included as an exhibit to GECC's Current Report on Form 8-K dated as of March 30, 2004. The consolidated earnings data for the three month period ended March 31, 2004 have been taken or computed from our unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Annual Report, the Quarterly Report and the Current Report are among the documents incorporated by reference in this prospectus. The following selected consolidated earnings and financial position data should be read in conjunction with the financial statements of GECC and our consolidated affiliates contained in such documents.

CONSOLIDATED EARNINGS DATA

                                                                                 (UNAUDITED)
                                                                             THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,     ---------------------
                                              ---------------------------   MARCH 31,   MARCH 31,
                                               2003      2002      2001       2004        2003
                                              -------   -------   -------   ---------   ---------
Earned income...............................  $52,916   $48,819   $49,048    $14,205     $12,161
Interest expense............................    9,546     9,544    10,025      2,427       2,368
Operating and administrative expense........   15,149    13,175    13,465      4,715       3,411
Insurance losses and policyholder and
  annuity benefits..........................    8,510     8,275     8,171      1,843       2,165
Cost of goods sold..........................    2,119     3,039     3,266        551         437
Provision for losses on financing
  receivables...............................    3,612     2,978     2,312        953         742
Depreciations and amortization of equipment
  on operating leases (including buildings
  and equipment)............................    4,594     4,248     3,931      1,418       1,091
Minority interest in net earnings of
  consolidated affiliates...................       64        95        84         24          31
Consolidated, liquidating securitization
  entities..................................      500        --        --        202          --
                                              -------   -------   -------    -------     -------
Earnings before income taxes and accounting
  changes...................................    8,822     7,465     7,794      2,072       1,916
                                              -------   -------   -------    -------     -------
Provision for income taxes..................   (1,590)     (960)   (1,734)      (419)       (298)
                                              -------   -------   -------    -------     -------
  Earnings before accounting changes........  $ 7,232   $ 6,505   $ 6,060    $ 1,653     $ 1,618
                                              =======   =======   =======    =======     =======

     The consolidated ratios of earnings to fixed charges for the years ended December 31, 2003 and December 31, 2002 were 1.86 and 1.65, respectively. The consolidated ratios of earnings to fixed charges for the three month periods ended March 31, 2004 and March 31, 2003 were 1.83 and 1.78, respectively. For purposes of computing the consolidated ratios of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CONSOLIDATED FINANCIAL POSITION DATA:

                                                                                    (UNAUDITED)
                                                                AT DECEMBER 31,     AT MARCH 31
                                                              -------------------   -----------
                                                                2003       2002        2004
                                                              --------   --------   -----------
Financing receivables:
  Time sales and loans -- net of deferred income............  $169,683   $141,775    $175,678
  Investment in financing leases -- net of deferred
     income.................................................    59,933     58,994      60,762
                                                              --------   --------    --------
     Total Financing receivables............................   229,616    200,769     236,440
Allowance for losses on financing receivables...............    (6,198)    (5,447)     (6,326)
                                                              --------   --------    --------
     Financing receivables -- net...........................  $223,418   $195,322    $230,114
                                                              ========   ========    ========
Percent of allowance for losses on financing receivable to
  total financing receivables...............................      2.70%      2.71%       2.68%
                                                              --------   --------    --------
Equipment on operating leases (including buildings and
  equipment)................................................    38,615     35,060      43,257
Intangible assets -- net....................................    22,610     20,916      24,681
Consolidated, liquidating securitization entities...........    26,468         --      23,699
Other assets................................................    64,618     60,485      64,936
                                                              --------   --------    --------
Total assets................................................  $506,428   $439,442    $516,699
                                                              ========   ========    ========
Capitalization:
  Notes payable within one year.............................  $126,105   $122,745    $134,575
  Senior notes payable after one year.......................   159,616    137,893     158,739
  Subordinated notes payable after one year.................       963        965         963
  Equity....................................................  $ 46,241   $ 39,753    $ 49,226
                                                              ========   ========    ========

     The ratios of debt to equity at December 31, 2003, December 31, 2002 and March 31, 2004 were 6.20, 6.58 and 5.98, respectively.

                        UNITED STATES TAX CONSIDERATIONS

     The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in notes. Except as discussed under "Non-U.S. Holders" and "Information Reporting and Backup Withholding", the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, certain former citizens and residents or a person whose "functional currency" is not the U.S. dollar. Any special U.S. federal income tax considerations relevant to a particular issue of notes will be discussed in the applicable pricing supplement.

     This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

     You should consult your tax adviser about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

PAYMENTS OR ACCRUALS OF INTEREST

     Payments or accruals of "qualified stated interest" (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note denominated in a currency other than U.S. dollars (a "foreign currency"), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

PURCHASE, SALE AND RETIREMENT OF NOTES

     Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. (The rules for determining these amounts are discussed below.) If you purchase a note that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency amount paid on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

     When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the note. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

     The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

     Except as discussed below with respect to short-term notes, market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

     Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

ORIGINAL ISSUE DISCOUNT

     If we issue notes at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of full years to their maturity, the notes will be "OID Notes." The difference between the issue price and the stated redemption price at maturity of the notes will be the "original issue discount." The "issue price" of the notes will be the first price at which a substantial amount of the notes are sold to the public for money (i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the notes other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

     If you invest in an OID Note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an OID Note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

     In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an OID Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an OID Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. The amount of original issue discount on an OID Note allocable to each accrual period is determined by:

          (i) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the note and the denominator of which is the number of accrual periods in a year; and

          (ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

     In the case of an OID Note that is a floating rate note, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.) The "adjusted issue price" of an OID Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an OID Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an OID Note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

     You generally may make an irrevocable election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the "Premium" and "Market Discount") to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

     In the case of an OID Note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under "Payments or Accruals of Interest." Because exchange rates may fluctuate, if you are the holder of an OID Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar OID Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID Note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

     If you purchase an OID Note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the note other than payments of qualified stated interest), or if you purchase an OID Note in the initial offering at a price other than the note's issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an OID Note at a price greater than its adjusted issue price (but less than or equal to its remaining redemption amount), you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

     Floating rate notes generally will be treated as "variable rate debt instruments" under the OID Regulations. Accordingly, the stated interest on a Floating Rate Note generally will be treated as

"qualified stated interest" and such a note will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a "variable rate debt instrument," the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a description of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.

     Certain OID Notes may be redeemed prior to Maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. OID Notes containing these features may be subject to rules that differ from the general rules discussed above. If you are considering the purchase of OID Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

SHORT-TERM NOTES

     The rules described above will also generally apply to OID Notes with maturities of one year or less ("short-term notes"), but with some modifications.

     First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be OID Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the Maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

     Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any "acquisition discount" with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

     Finally, the market discount rules described below will not apply to short-term notes.

PREMIUM

     If you purchase a note at a cost greater than the note's remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If the note is redeemable prior to maturity, the amount of amortizable premium is determined with reference either to the amount payable on maturity or, if it results in a smaller premium attributable to the earlier redemption period, with reference to the amount payable on the earlier redemption date. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to Maturity, you generally will be required to treat the premium as capital loss when the note matures.

MARKET DISCOUNT

     If you purchase a note at a price that is lower than the note's remaining redemption amount (or in the case of an OID Note, the note's adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in an amount equal to such difference in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

     You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

INDEXED NOTES AND OTHER NOTES PROVIDING FOR CONTINGENT PAYMENTS

     Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

NON-U.S. HOLDERS

     If you are a non-resident alien individual or a foreign corporation (a "non-U.S. holder"), the interest income that you derive in respect of the notes generally will be exempt from United States federal withholding tax. This exemption will apply to you provided that

     - you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership, and

     - the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

     If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with your conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

     United States Federal estate tax will not apply to a note held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

     For purposes of applying the rules set forth under this heading "Non-U.S. Holders" to a note held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The paying agent must file information returns with the Internal Revenue Service in connection with payments made on the notes to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                      EUROPEAN UNION SAVINGS TAX DIRECTIVE

     The Council of the European Union has adopted a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, Member States will be required from a date not earlier than January 1, 2005 to provide to the tax authorities of another Member State details of payments of interest and other similar income paid by a person to an individual resident in that other Member State, except that Austria, Belgium and Luxembourg will instead operate a withholding system for a transitional period, unless they elect otherwise.

                              PLAN OF DISTRIBUTION

GENERAL

     We are offering the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We expect to pay an agent a commission ranging from 0.05% to 0.60% of the principal amount of notes they sell. The exact commission paid will be determined by the stated maturity of the notes sold. The following table describes the potential proceeds we will receive but does not include expenses payable by us which we estimate to be approximately $4,615,500, including SEC filing fees:

                       PRICE TO PUBLIC     AGENTS' COMMISSIONS               PROCEEDS TO US
                       ---------------  --------------------------  ---------------------------------
Per Note.............       100%              0.05% - 0.60%                  99.40% - 99.95%
Total................  $35,899,631,650  $17,949,816 - $215,397,790  $35,881,681,834 - $35,684,233,860

     We may arrange for notes to be sold through any agent or may sell notes directly to investors. If we sell notes directly to investors, no commission or discount will be paid. We also may sell notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. The agent may resell these notes to investors at a fixed public offering price or at prevailing market prices or at a related price, as determined by the agent. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical Maturity.

     Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

     The notes will not have an established trading market when issued. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market for any notes will develop or that any notes will be sold.

     In connection with the offering of notes, a specified agent or persons on its behalf may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the notes with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the relevant agent or such other person to do this. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agents create a short position in notes, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

     Neither we nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

     We are offering the notes through the following agents: Citigroup Global Markets Inc., Deutsche Bank Securities Inc., GECC Capital Markets Group, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. We may also sell notes from time to time through one or more additional agents on substantially the same terms as those applicable to the agents named above.

     The agents and dealers and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. GECC owns all of the common stock of GECC Capital Markets Group, Inc., one of the agents. Each offering of the notes in which GECC Capital Markets Group, Inc. participates will be conducted in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm distributing the securities of an affiliate. The maximum commission or discount to be received by any NASD member or independent agent will not be greater than 8% of the principal amount of notes they sell.

     No action has been taken by us that would permit a public offering of our securities or possession or distribution of this prospectus supplement, the accompanying prospectus or any other offering material in any jurisdiction where action for that purpose is required. Each agent will be required to agree that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells our securities or possesses or distributes this prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of our securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall have no responsibility for such purchases, offers or sales. In particular, each agent will be required to agree on the terms set out below.

UNITED KINGDOM

     Each agent has represented, warranted and agreed that:

          (a) in relation to our securities which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of the period of six months from the issue date of such securities, will not offer or sell any such securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

          (b) in relation to any securities which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any such securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of such securities would otherwise constitute a contravention of section 19 of the United Kingdom Financial Services and Markets Act 2000 (the "FSMA") by us;

          (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any of our securities in circumstances in which section 21(1) of the FSMA does not apply to us; and

          (d) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any issue of securities in, from or otherwise involving the United Kingdom.

JAPAN

     Unless otherwise specified in our prospectus supplement, our securities have not been, and will not be, registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each agent will be required to represent and agree that it will not offer or sell any of our securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable laws and regulations of Japan.

GERMANY

     Each agent will be required to confirm that it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published with respect to our securities and that it will comply with the Securities Selling Prospectus Act (the "German Act") of Germany (Wertpapier Verkaufsprospektgesetz). In particular, each agent will be required to undertake not to engage in public offering (offentliche Angebot) within the meaning of the German Act or other selling activities in Germany with respect to our securities otherwise than in accordance with the German Act and any other act replacing or supplementing the German Act and all other applicable laws and regulations.

THE NETHERLANDS

     Each agent will be required to represent and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any of our securities with a denomination of less than E 50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exemptions to the prohibition contained in Article 3(1) of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenwerkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     The applicable pricing supplement may set out further restrictions on the offering or sale of our securities, depending on the currency of such securities and the jurisdictions into which such securities are being offered.

                                 LEGAL OPINIONS

     Alan M. Green, our General Counsel, Treasury Operations, will issue an opinion about the legality of the notes for us. Davis Polk & Wardwell, New York, New York will issue an opinion for the agents. Cleary, Gottlieb, Steen & Hamilton, New York, New York will issue an opinion regarding the "United States Tax Considerations" section of this prospectus supplement. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of General Electric Company's common stock.

                              GENERAL INFORMATION

LISTINGS

     Application has been made for permission to list notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated number 12772 for listing purposes. Our charter documents and by-laws have been, and prior to the listing of any tranche of notes a legal notice relating to the issuance of such notes will be, deposited with the Registry of Commerce and Companies of and in Luxembourg (Registre du Commerce et des Societes de et a Luxembourg), where such documents may be examined or copies obtained. Subject to applicable law and regulations, the notes of any tranche may also be listed, quoted and/or traded on or by other stock exchanges, competent listing authorities and/or quotation systems.

INFORMATION FOR HOLDERS OF NOTES

     So long as any notes of a tranche that are listed on the Luxembourg Stock Exchange remain outstanding, copies of the Indenture and a copy of our charter documents and by-laws will be available for inspection at the main office of the J.P. Morgan Bank Luxembourg S.A. in Luxembourg. In addition, copies of the documents incorporated by reference in this prospectus supplement (including all copies of the annual and quarterly reports currently and hereafter filed by us with the United States Securities and Exchange Commission and copies of the relevant pricing supplements) may be obtained at such office free of charge.

AUDITORS

     Our independent certified public accountants are KPMG LLP, 3001 Summer Street, Stamford, Connecticut 06905, U.S.A.

AUTHORIZATIONS

     The issuance of the notes was authorized most recently by resolutions adopted by our Board of Directors on March 18, 2004.

STAMP TAXES

     Purchasers of notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price.

LITIGATION AND MATERIAL CHANGE

     We are not a party to any material legal proceeding. Except as otherwise disclosed herein, there has been no material adverse change in our financial position and that of our consolidated affiliates considered as a whole since December 31, 2003.

CLEARANCE

     If specified in the applicable pricing supplement, notes of particular tranches may, when issued, be accepted for clearance through Euroclear and through Clearstream, Luxembourg or such other clearing systems as are specified in the applicable pricing supplement. See "Global Clearance and Settlement" for additional information.

DOCUMENTS INCORPORATED BY REFERENCE

     We will provide free of charge to each person to whom this prospectus supplement is delivered, on the written or oral request of such person, a copy (without exhibits) of any or all of the documents incorporated by reference into this prospectus supplement. See "Documents Incorporated by Reference". All such documents incorporated by reference in this prospectus supplement may be obtained free of charge at the office of Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg, Attention: Listing Department.

UNDERTAKINGS BY US

     We have given an undertaking in connection with the listing of any notes on the Luxembourg Stock Exchange to the effect that, so long as any such notes remain outstanding and listed on such exchange, in the event of any material adverse change in our business or financial position that is not reflected in this prospectus supplement and the accompanying prospectus as then amended or supplemented, we will prepare an amendment or supplement to this prospectus supplement or publish a new document for use with any subsequent offering and listing by us of any notes.

                                    GLOSSARY

     The following is a glossary of terms used in this prospectus supplement.

     "Bond Equivalent Yield" means the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

                               D x N
Bond Equivalent Yield   =                X 100
                            -----------
                            360 - D x M

where "D" refers to the per annum rate for the security, quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 or 366, as the case may be and "M" refers to the actual number of days in the period for which interest is being calculated.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to notes denominated in a foreign currency, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the specified currency (or, if the specified currency is euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to LIBOR notes (other than those denominated in euro), such day is also a London Business Day.

     "Calculation Date" means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be in respect of any Interest Determination Date, the earlier of (i) the tenth day after the Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be (except in the case of a LIBOR note where the Calculation Date is the Interest Determination Date).

     "Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

     "Designated CMT Telerate Page" means the display on Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service. If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated LIBOR Currency" means the currency (including composite currencies and euro) specified in the pricing supplement as to which LIBOR shall be calculated. If no such currency is specified in the pricing supplement, the Designated LIBOR Currency will be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

     "DTC" means The Depository Trust Company.

     "euro" means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Communities, as amended.

     "Euroclear" means the Euroclear System operated by the Euroclear Operator.

     "Euroclear Operator" means Euroclear Bank S.A./N.V.

     "FHLB Index" means the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District most recently announced by the Federal Home Loan Bank.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     "Indenture" means the Third Amended and Restated Indenture dated as of February 27, 1997 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002.

     "Index Maturity" for any note is the period of maturity of the instrument, obligation or index from which the interest rate is calculated.

     "Interest Determination Date" with respect to the CD Rate and the CMT Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is (i) pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date or (ii) euro, in which case the Interest Determination Date will be the second TARGET Settlement Date preceding such Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); provided, however, that if an auction is held on Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. The "Interest Determination Date" pertaining to a floating rate note the interest rate of which is determined by reference to two or more Interest rate bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such floating rate note on which each Interest rate basis is determinable. Each Interest rate basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     "JPMorgan Chase" means JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) which is our indenture trustee and paying agent and registrar for the notes.

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London, England.

     "Maturity" means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

                         D x 360 x 100
Money Market Yield   =
                         -------------
                         360 - (D x M)

     "Noon Buying Rate" means the noon U.S. dollar buying rate in The City of New York for cable transfers of the specified foreign currency as certified by the Federal Reserve Bank of New York.

     "OID Regulations" means regulations issued by the IRS concerning the treatment of debt instruments issued with original issue discount.

     "Original Issue Discount Note" means any note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture.

     "Principal Financial Center" means (i) the capital city of the country issuing the currency in which the notes are denominated or (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (i) or (ii) above, that with respect to the following currencies, the "Principal Financial Center" will be as indicated below:

CURRENCY               PRINCIPAL FINANCIAL CENTER
--------               --------------------------
United States dollars  The City of New York
Australian dollars     Sydney
Canadian dollars       Toronto
South African rand     Johannesburg
Swiss francs           Zurich

     "Reuters Screen PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     "Spread" means the number of basis points (one basis point equals one-hundredth of a percentage point) to be added to or subtracted from the interest rate of a floating rate note.

     "Spread Multiplier" means the percentage of the interest rate that may be specified in the applicable pricing supplement by which the interest rate or a floating rate note will be multiplied.

     "TARGET Settlement Date" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

     "Telerate" means Moneyline Telerate (or any successor service).

     "Telerate Page 120" means page 120 of Telerate, or any other page as may replace such page on such service (or successor service).

                                                                         ANNEX A

                  [FORM OF FIXED RATE NOTE PRICING SUPPLEMENT]

PROSPECTUS                                           Pricing Supplement No. ---------------
Dated ---------------                                Dated ---------------
PROSPECTUS SUPPLEMENT                                Rule 424(b)(3)-Registration Statement
Dated ---------------                                No. ---------------

                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                               (FIXED RATE NOTES)

CUSIP No.:
                                                          ----------------
ISIN:
                                                          ----------------
Common Code:
                                                          ----------------
Trade Date:
                                                          ----------------
Settlement Date (Original Issue Date):
                                                          ----------------
Maturity Date:
                                                          ----------------
Principal Amount (in Specified
  Currency):
                                                          ----------------
Price to Public (Issue Price):
                                                          ----------------%
Agent's Discount or Commission:
                                                          ----------------%
Net Proceeds to Issuer:
                                                          ----------------
Interest Rate Per Annum:
                                                          ----------------%

INTEREST PAYMENT DATE(S):

     ____ March 15 and September 15 of each year commencing [first payment date] (with respect to the period from and including [date of closing] to but excluding [first interest payment date] and on the Maturity Date.

     ____ Other:

SETTLEMENT:

____ DTC                  ____ non-DTC      ____ DTC and Euroclear/Clearstream

____ Euroclear/Clearstream only

DENOMINATIONS:

Notes will be available in denominations of [Insert denominations]

REPAYMENT, REDEMPTION AND ACCELERATION

     Optional Repayment Date(s):
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:
     Modified Payment Upon Acceleration:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                                                (Fixed Rate)
                                                Page 2
                                                Pricing Supplement No.
                 ---------------------------------------------------------------
                                                Dated
                 ---------------------------------------------------------------
                                                Rule 424(b)(3)-Registration
                                                Statement
                                                No.
                 ---------------------------------------------------------------

Original Issue Discount:
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:
Amortizing Notes:
     Amortization Schedule:
Dual Currency Notes:
     Face Amount Currency:
     Optional Payment Currency:
     Designated Exchange Rate:
     Option Value Calculation Agent:
     Option Election Date(s):
Indexed Notes:
     Currency Base Rate:
     Determination Agent:

Listing:

____ Listed on the Luxembourg Exchange

____ Not listed on the Luxembourg Exchange

____ Other listing: (specify)

Additional Information:

                                                (Fixed Rate)
                                                Page 3
                                                Pricing Supplement No.
                 ---------------------------------------------------------------
                                                Dated
                 ---------------------------------------------------------------
                                                Rule 424(b)(3)-Registration
                                                Statement
                                                No.
                 ---------------------------------------------------------------

PLAN OF DISTRIBUTION:

[UNDERWRITTEN WITHOUT SYNDICATE, SEE PRECEDENTS FOR SYNDICATED DEALS AND LIST UNDERWRITERS]

     [FIXED PRICE OFFERING]

     The Notes are being purchased by             (the "Underwriter"), as
     principal, at 100% of the aggregate principal amount less an underwriting
     discount equal to   % of the principal amount of the Notes.

     [VARIABLE PRICE OFFERING]

     The Notes are being purchased by             (the "Underwriter"), as
     principal, at a purchase price of   % of the aggregate principal amount of
     the Notes. The Underwriter has advised the Company that the Underwriter proposed to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

[AGENTED]

          is acting as agent in connection with the distribution of the Notes.
The Agent will receive a selling commission equal to   % of the principal amount
of the Notes.

                                                                         ANNEX B

                [FORM OF FLOATING RATE NOTE PRICING SUPPLEMENT]

PROSPECTUS                                         Pricing Supplement No.
Dated ------------------                           Dated ------------------
PROSPECTUS SUPPLEMENT                              Rule 424(b)(3)-Registration Statement
Dated ------------------                           No. ------------------

                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                             (Floating Rate Notes)

Trade Date:                                                 -------------------
Settlement Date (Original Issue Date):                      -------------------
Maturity Date:                                              -------------------
Principal Amount (in Specified Currency):                   -------------------
Price to Public (Issue Price):                              -------------------
Agent's Discount or Commission:                             -------------------
Net Proceeds to Issuer (in Specified
  Currency):                                                -------------------

Interest Rate:
     Interest Calculation:
     [ ] Regular Floating Rate
     [ ] Inverse Floating Rate
     [ ] Other Floating Rate

     Interest Rate Basis:  [ ] CD Rate     [ ] Commercial Paper Rate
     [ ] Federal Funds Rate (See "Additional Terms -- Interest" below)
     [ ] LIBOR     [ ] Prime Rate     [ ] Treasury Rate
     [ ] Other (See "Additional Terms -- Interest" below)

Spread (Plus or Minus):        -------------------
                                                       Spread Multiplier:
Index Maturity:                -------------------
                                                       Index Currency: -------------------
Maximum Interest Rate:                                 Minimum Interest Rate:
Interest Payment Period:       -------------------
Interest Payment Dates:        -------------------
Initial Interest Rate Per
  Annum:                       -------------------

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                                                (Floating Rate Notes)
                                                Page 2
                                                Pricing Supplement No.
                    ------------------------------------------------------------
                                                Dated
                    ------------------------------------------------------------
                                                Rule 424(b)(3)-Registration
                                                Statement
                                                No.
                    ------------------------------------------------------------

Interest Reset Periods and
  Dates:                       -------------------
Interest Determination Dates:  -------------------

SETTLEMENT:

[ ] DTC  [ ] non-DTC  [ ] DTC and Euroclear/Clearstream
[ ] Euroclear/Clearstream only

DENOMINATIONS:

Notes will be available in denominations of [Insert denominations]

REPAYMENT, REDEMPTION AND ACCELERATION:

     Optional Repayment Date:

     Annual redemption Percentage Reduction:

     Initial Redemption Date:

     Initial Redemption Percentage:

ORIGINAL ISSUE DISCOUNT

     Amount of OID:

     Interest Accrual Date:

     Yield to Maturity:

     Initial Accrual Period OID:

AMORTIZING NOTES:

     Amortization Schedule:

DUAL CURRENCY NOTES:

     Face Amount Currency:

     Optional Payment Currency:

     Designated Exchange Rate:

INDEXED NOTES:

     Currency Base Rate:

LISTING:

---- Listed on the Luxembourg Exchange

---- Not listed on the Luxembourg Exchange

---- Other listing: (specify)

                                                (Floating Rate Notes)
                                                Page 3
                                                Pricing Supplement No.
                    ------------------------------------------------------------
                                                Dated
                    ------------------------------------------------------------
                                                Rule 424(b)(3)-Registration
                                                Statement
                                                No.
                    ------------------------------------------------------------
ADDITIONAL INFORMATION:

PLAN OF DISTRIBUTION:

[UNDERWRITTEN]

     [FIXED PRICE OFFERING]

     The Notes are being purchased by                (the "Underwriter"), as
     principal, at the Public Offering Price set forth on the cover page hereof
     less an underwriting discount equal to   % of the principal amount of the
     Notes.

     [VARIABLE PRICE OFFERING]

     The Notes are being purchased by                (the "Underwriter"), as
     principal, at a purchase price of   % of the aggregate principal amount of
     the Notes. The Underwriter has advised the Company that the Underwriter proposed to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

     The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.

[AGENTED]

               is acting as agent in connection with the distribution of the
Notes. The Agent will receive a selling commission equal to   % of the principal
amount of the Notes.

PROSPECTUS

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                                PREFERRED STOCK
                       GUARANTEES, LETTERS OF CREDIT AND
                            PROMISSORY NOTES OR LOAN
                                  OBLIGATIONS,
                          INCLUDING INTERESTS THEREIN

     General Electric Capital Corporation may offer from time to time:

     - senior, unsecured debt securities;

     - warrants to purchase any of the debt securities;

     - variable cumulative preferred stock, par value $100 per share, which may be issued in the form of depositary shares evidenced by depositary receipts;

     - preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts; and

     - senior unsecured guarantees, direct-pay letters of credit and indebtedness evidenced by promissory notes or loan obligations, including in each case interests therein.

     WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

June 17, 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

     REFERENCES IN THIS PROSPECTUS TO "GECC", "WE", "US" AND "OUR" ARE TO GENERAL ELECTRIC CAPITAL CORPORATION.

                            ------------------------

                             WHERE YOU CAN GET MORE
                              INFORMATION ON GECC

     GECC files annual, quarterly and current reports with the SEC. You may obtain any document we file with the SEC at the SEC's Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the document listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

     (i) GECC's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2003;

     (ii) GECC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

     (iii) GECC's Form 8-K filed on March 30, 2004.

     You may request a copy of this filing at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

                                  THE COMPANY

     General Electric Capital Corporation was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. ("GE Capital Services"), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company ("GE Company"). Financing and services offered by us are diversified, a significant change from the original business of GECC, that is, financing distribution and sale of consumer and other GE Company products. GE Company manufactures few of the products financed by us.

     We operate in four key operating segments: GE Commercial Finance, GE Consumer Finance, GE Insurance and GE Equipment and Other Services. These operations are subject to a variety of regulations in their respective jurisdictions.

     Our services are offered primarily within the United States, Canada, Europe and the Pacific Basin. GECC's principal executive offices are at 260 Long Ridge Road, Stamford, Connecticut 06927 (telephone number (203) 357-4000). At December 31, 2003, our employment totaled approximately 83,700.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    YEAR ENDED DECEMBER 31,         THREE MONTHS
--------------------------------       ENDED
1999   2000   2001   2002   2003   MARCH 31, 2004
----   ----   ----   ----   ----   --------------
1.60.. 1.52   1.72   1.65   1.86        1.83

  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

    YEAR ENDED DECEMBER 31,         THREE MONTHS
--------------------------------       ENDED
1999   2000   2001   2002   2003   MARCH 31, 2004
----   ----   ----   ----   ----   --------------
1.58.. 1.50   1.70   1.64   1.85        1.82

     For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

     Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for financing our operations. We can conduct additional financings at any time.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters, dealers or directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we used delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

     Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither the support obligations nor the interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

     NASD REGULATIONS

     GECC Markets Group, Inc. is an affiliate of GECC and may participate as an underwriter in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GECC Capital Markets Group, Inc. distributes an affiliated company's securities. As a result, we will conduct any offering in which GECC Capital Markets Group, Inc. acts as an underwriter in compliance with the applicable requirements of Rule 2720.

     The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering. All post-effective amendments or prospectus supplements disclosing the actual price and selling terms of each offering of the securities will be submitted to the NASD Corporate Financing Department at the same time they are filed with the SEC. The NASD Corporate Financing Department will be advised if, subsequent to the filing of any offering of the securities, any of our 5% or greater shareholders is or becomes an affiliate or associated person of an NASD member participating in the distribution of such securities. All NASD members participating in offerings of the securities understand the requirements that have to be met in connection with SEC Rule 415 and Notice to Members 88-101.

                               SECURITIES OFFERED

     Using this prospectus, we may offer debt securities, warrants to purchase debt securities, variable cumulative preferred stock and preferred stock. In addition, we may issue guarantees, direct-pay letters of credit and indebtedness evidenced by promissory notes or loan obligations, including interests therein. We registered these securities with the SEC using a "shelf" registration statement. This "shelf" registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement.

     We will issue the debt securities under one or more separate indentures between us and JPMorgan Chase Bank, as trustee, or any other trustee as may be designated under the indentures (the "Trustee"). None of the indentures limits the amount of debt securities or other unsecured, senior debt which we may issue.

     In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

     The prospectus supplement will specify the following terms of such issue of debt securities:

     - the designation, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

     - the percentage of their principal amount at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the currency, currencies or currency units in which we will make payments on the debt securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

     - the exchanges, if any, on which the debt securities may be listed;

     - the trustee under the indenture pursuant to which the debt securities are to be issued. (Sections 2.02 and 2.02A. Section references refer to the sections in the applicable indenture.); and

     - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10).

     The debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of GECC.

     Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

     The indentures do not contain any provisions that:

     - limit our ability to incur indebtedness, or

     - provide protection in the event GE Company, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

PAYMENT AND TRANSFER

     We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to such holder at the address specified in the register.

     Unless we describe other procedures in a prospectus supplement, a registered holder will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

     Neither GECC nor the Trustee will impose any service charge for any such transfer or exchange of a debt security, however, a registered holder may be required to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

GLOBAL NOTES, DELIVERY AND FORM

     We may issue some or all of the debt securities in the form of one or more Global Notes representing an entire issuance in book-entry form. We will deposit each Global Note with a depositary (a "Depositary") or with a nominee for a Depositary identified in the applicable prospectus supplement. We will register each Global Note in the name of such Depositary or nominee. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Note may not be transferred, except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities.

     The specific terms of the depositary arrangement with respect to any debt securities to be represented by a Global Note will be described in the prospectus supplement.

MODIFICATION OF THE INDENTURES

     In general, our rights and obligations and the rights of the holders under the above-referenced indentures may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 10.02 of each indenture provides that, unless each affected holder agrees, we cannot

- make any adverse change to any payment term of a debt security such as:

     - extending the maturity date;

     - extending the date on which we have to pay interest or make a sinking fund payment;

     - reducing the interest rate;

     - reducing the amount of principal we have to repay;

     - changing the currency in which we have to make any payment of principal premium or interest;

     - modifying any redemption or repurchase right to the detriment of the holder; and

     - impairing any right of a holder to bring suit for payment;

- reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

- waive any past payment default; and

- make any change to Section 10.02.

     However, if we and the Trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

EVENTS OF DEFAULT

     Each indenture defines an "Event of Default" with respect to any series of debt securities as any of the following:

     - default in any payment of principal or premium, if any, on any debt security of such series;

     - default for 30 days in payment of any interest, if any, on any debt security of such series;

     - default in the making or satisfaction of any sinking fund payment or analogous obligation on the debt securities of such series;

     - default for 60 days after written notice to GECC in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

     - a default, as defined, with respect to any other series of debt securities outstanding under the relevant Indenture or as defined in any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof (provided, that the resulting Event of Default with respect to such series of debt securities may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness); or

     - certain events involving bankruptcy, insolvency or reorganization. (Section 6.01).

     Each indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.06). An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08).

     Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such debt securities then outstanding. The holders of a majority in principal amount of such debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the debt securities of such series. (Sections 6.01 and 6.07).

     Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the debt securities of such series. However, the Trustee may decline to act if it has not been offered reasonable indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07).

CONCERNING THE TRUSTEE

     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as successor to The Bank of New York, acts as Trustee under (i) an Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999, a Second Supplemental Indenture with us dated as of July 2, 2001, and a Third Supplemental Indenture with us dated November 22, 2002, (ii) an Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) an Indenture with us dated as of June 3, 1994, as amended and supplemented, and (iv) an Indenture with us dated as of October 1, 1991, as amended and supplemented. JPMorgan Chase Bank also acts as Trustee under certain other indentures with us. A number of our series of senior, unsecured notes are presently outstanding under each of such indentures. Debt securities may be issued under either of the indentures referred to in clauses (i) and (ii) above.

     GECC, GE Company and other affiliates of GE Company maintain various commercial and investment banking relationships with JPMorgan Chase Bank and its affiliates in their ordinary course of business.

                            DESCRIPTION OF WARRANTS

GENERAL

     We may issue warrants to purchase debt securities under this prospectus either alone or together with debt securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GECC and a banking institution organized under the laws of the United States or a state. A form of warrant agreement was filed as an exhibit to the Registration Statement.

     The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a debtholder and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

     We may issue warrants in one or more series. The prospectus supplement accompanying this prospectus relating to the particular series of warrants will contain terms of the warrants, including:

     - the title and the aggregate number of warrants;

     - the debt securities for which each warrant is exercisable;

     - the date or dates on which such warrants will expire;

     - the price or prices at which such warrants are exercisable;

     - the currency or currencies in which such warrants are exercisable;

     - the periods during which and places at which such warrants are exercisable;

     - the terms of any mandatory or optional call provisions;

     - the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

     - the identity of the warrant agent; and

     - the exchanges, if any, on which such warrants may be listed.

EXERCISE OF WARRANTS

     You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward notes to you in authorized denominations. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated certificate of incorporation. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

     As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

     - 4,166,000 shares of Common Stock, par value $4.00 per share,

     - 33,000 shares of Variable Cumulative Preferred Stock, par value $100 per share, and

     - 750,000 shares of Preferred Stock, par value $.01 per share.

     IN ORDER TO DISTINGUISH BETWEEN OUR TWO CLASSES OF PREFERRED STOCK, WE WILL REFER TO THE FIRST CLASS OF OUR PREFERRED STOCK AS "VARIABLE CUMULATIVE PREFERRED STOCK" AND TO THE SECOND CLASS AS OUR "SECOND CLASS OF PREFERRED STOCK". WHEN WE REFER TO BOTH CLASSES WE USE THE PHRASE "PREFERRED STOCK." 3,985,403 shares of Common Stock and 26,000 shares of Variable Cumulative Preferred Stock are presently outstanding. There are no shares of our second class of preferred stock currently outstanding. Each Series of Variable Cumulative Preferred Stock ranks equally with each other Series of Variable Cumulative Preferred Stock as to dividend and liquidation preference.

     We will describe the particular terms of any series of preferred stock being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the designation, number of shares and stated value per share;

     - the amount of liquidation preference;

     - the initial public offering price at which shares of such series of preferred stock will be sold;

     - the dividend rate or rates (or method of determining the dividend rate);

     - the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;

     - any redemption or sinking fund provisions;

     - any voting rights;

     - any conversion or exchange provisions;

     - any provisions to issue the shares of such series as depositary shares evidenced by depositary receipts; and

     - any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

     If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our restated certificate of incorporation for the complete terms of preferred stock being offered.

     We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

DIVIDEND RIGHTS

     If you purchase preferred stock being offered by this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends-received deduction.

     In particular, the dividend payment dates on the Variable Cumulative Preferred Stock will be the last day of each dividend period, regardless of its length, and, in the case of dividend periods of more than 99 days, on the following additional dates:

     - if such Dividend Period is from 100 to 190 days, on the 91st day;

     - if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days;

     - if such Dividend Period is from 282 to 364 days, on the 91st, 182nd and 273rd days; and

     - if such Dividend Period is from two to 30 years, on January 15, April 15, July 15 and October 15 of each year.

     In the event a dividend payment date falls on a day that is not a business day, then the dividend payment date shall be the business day next succeeding such date. After the initial dividend period, each subsequent dividend period will begin on a dividend payment date and will end 49 days later. However, we may elect subsequent dividend periods that are longer than 49 days. We will notify you of any such election and follow the procedures that will be set forth in a prospectus supplement for the series of Variable Cumulative Preferred Stock. After the initial dividend period, the dividend rates on the Variable Cumulative Preferred Stock will be determined pursuant to an auction method, subject to any maximum or minimum interest rate, which will be described in the prospectus supplement relating to such series of Variable Cumulative Preferred Stock.

     The dividend payment dates and the dividend periods with respect to our second class of preferred stock will be described in the prospectus supplement relating to such series of our second class of preferred stock.

     We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless

     - full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock and

     - we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

     In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment.

You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

LIQUIDATION RIGHTS

     In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

VOTING RIGHTS

     Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

     The holders of Variable Cumulative Preferred Stock are not entitled to vote except as required by law or as set forth in a prospectus supplement. However, we may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a series of Variable Cumulative Preferred Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least 66 2/3% of the total number of shares of such series.

     With respect to our second class of preferred stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our second class of preferred stock shall be in arrears, the holders of each series of our second class of preferred stock, voting separately as a class with all other holders of preferred stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our second class of preferred stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

     We may not take certain actions without the consent of at least 66 2/3% of the shares of our second class of preferred stock, voting together as a single class without regard to series. We need such 66 2/3% consent to:

     - create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our second class of preferred stock (other than a series which has no right to object to such creation); or

     - alter or change the provisions of our restated certificate of incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of our second class of preferred stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our second class of preferred stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of two-thirds of our second class of preferred stock at the time outstanding.

     The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

REDEMPTION

     The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

     If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

     We may redeem the shares of any series of Variable Cumulative Preferred Stock out of legally available funds therefore, as a whole or from time to time in part:

     - on the last day of any dividend period at a redemption price of $100,000 per share, plus accumulated and unpaid dividends to the date fixed for redemption; and

     - in the case of shares of Variable Cumulative Preferred Stock with a dividend period equal to or more than two years, on any dividend payment date for such shares at redemption prices (but not less than $100,000 per share) determined by us prior to the commencement of such dividend period plus accumulated and unpaid dividends to the date set forth for redemption.

CONVERSION RIGHTS

     No series of preferred stock will be convertible into our common stock.

            DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

GENERAL

     Support obligations issued under this prospectus may include guarantees, letters of credit and promissory notes or loan obligations that are issued in connection with, and as a means of underlying credit support for, any part of a fixed or contingent payment obligation of primary securities issued by third parties. The issuers of the primary securities may or may not be affiliated with us. A holder of a primary security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder's primary security afforded by the related support obligation.

     The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the laws of the State of New York. Neither the Support Indenture (as defined hereinafter) (with respect to promissory notes and loan obligations) nor any other document or instrument (with respect to other forms of support obligations) will (i) limit the amount of support obligations or interests that may be issued, or (ii) contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE Company, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

GUARANTEES

     Any guarantees that we issue from time to time under this prospectus for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

     The guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

     We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

LETTERS OF CREDIT

     The direct-pay letters of credit we issue from time to time under this prospectus relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

     Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of repayment provided that the letter of credit has not otherwise expired.

     The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

PROMISSORY NOTES OR LOAN OBLIGATIONS

     We may incur underlying indebtedness from time to time to an issuer of primary securities, such indebtedness to be evidenced by promissory notes, loan agreements or other evidences of indebtedness. The purpose of issuing any such promissory note, loan agreement or other indebtedness will be to enable us, directly or indirectly, to provide funds for payment of the primary securities by means of our repayment obligation as evidenced by the promissory note, loan agreement or other indebtedness. The promissory notes, loan agreements or other indebtedness will provide that only the issuer of the primary securities to which such promissory notes, loan agreements or other indebtedness relate or the issuer's assignee will be entitled to enforce such promissory notes, loan agreements or other indebtedness against us. Holders of the relevant primary securities will not have any third party beneficiary or other rights under, or be entitled to enforce, the relevant promissory notes, loan agreements or other indebtedness. The terms and provisions of any such note, loan agreement or other indebtedness, including principal amount, provisions or interest and premium, if applicable, maturity, prepayment provisions, if any, and identity of obligee, will be described in the applicable prospectus supplement.

INDENTURE FOR CERTAIN SUPPORT OBLIGATIONS

     Obligations that are issued in the form of promissory notes or loan obligations, and the related interests, may be issued under an indenture, dated as of June 3, 1994, between us and JPMorgan Chase Bank, as successor trustee (the "Support Obligation Trustee"), as supplemented by a First Supplemental Indenture dated as of February 1, 1997 and a Second Supplemental Indenture dated as of July 2, 2001 (the "Support Indenture"). To the extent that the following disclosure summarizes certain provisions of the indenture, such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Support Indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

     The following is a summary of certain provisions which will apply to any promissory notes or loan obligations issued pursuant to the Support Indenture.

     Modification: In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding support obligations of each series affected by the modification consent to it. However, Section 10.2 of the Support Indenture provides that, unless each affected holder agrees, we cannot:

     - change the character of any support obligation from being payable other than as provided in any related support obligation agreement;

     - reduce the principal amount of a support obligation;

     - change the currency in which we have to make payment on a support obligation to a currency other than United States dollars; or

     - reduce the percentage of the aggregate principal amount of support obligations needed to make any amendment to the indenture.

     However, if we and the Support Obligation Trustee agree, we can amend the Support Indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

     Event of Default: Any event of default with respect to any series of support obligations issued pursuant to the Support Indenture is defined in the Support Indenture as being (a) a default in any payment of principal or premium, if any, or interest on any support obligation of such series in accordance with the terms of the related credit support agreement or (b) any other event of default as defined in the related credit support agreement to the extent specifically identified pursuant to Section 2.2 of the Support Indenture. (Section 6.1). The Support Indenture requires us to deliver to the Support Obligation Trustee annually a written statement as to the presence or absence of certain Defaults under the terms thereof. (Section 4.4). No event of default with respect to a particular series of support obligations under the Support Indenture necessarily constitutes an event of default with respect to any other series of support obligations issued thereunder or other series of support obligations not entitled to the benefits of the Support Indenture.

     The Support Indenture provides that during the continuance of an event of default with respect to any series of support obligations issued pursuant to the Support Indenture, either the Support Obligation Trustee or the holders of 25% in aggregate principal amount of the outstanding support obligations of such series and the interests of such series (voting together as a single class) may declare the principal of all such support obligations to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such support obligations then outstanding. The Support Indenture provides that past defaults with respect to a particular series of support obligations issued under the Support Indenture (except, unless theretofore cured, a default in payment of principal of, or interest on any of the support obligations of such series) may be waived on behalf of the holders of all support obligations of such series by the holders of a majority in principal amount of such support obligations then outstanding. (Sections 6.1 and 6.7).

     Subject to the provisions of the Support Indenture relating to the duties of the Support Obligation Trustee in case an event of default with respect to any series of support obligations issued pursuant to the Support Indenture shall occur and be continuing, the Support Obligation Trustee shall be under no obligation to exercise any of its rights or powers under the Support Indenture at the request, order or direction of any holders of support obligations of any series issued thereunder unless such holders shall have offered to the Support Obligation Trustee reasonable indemnity. (Section 6.4). Subject to such indemnification provision, the Support Indenture provides that the holders of a majority in principal amount of the support obligations of any series issued pursuant to the Support Indenture and the interests of such series (voting together as a single class) thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Support Obligation Trustee, or exercising any trust or power conferred on the Support Obligation Trustee with respect to the support obligations of such series, provided that the Support Obligation Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.7).

     CONCERNING THE SUPPORT OBLIGATION TRUSTEE

     JPMorgan Chase Bank, as successor to Mercantile-Safe Deposit and Trust Company, acts as Support Obligation Trustee under the Support Indenture. JPMorgan Chase Bank also acts as Trustee under several other indentures with us, pursuant to which a number of series of senior, unsecured notes of ours are presently outstanding.

     GECC, GE Company and other affiliates of GE Company maintain various commercial and investment banking relationships with JPMorgan Chase Bank and its affiliates in their ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise specified in the prospectus supplement accompanying this prospectus, Alan M. Green, General Counsel, Corporate Treasury and Assistant Secretary of GECC will provide an opinion for us regarding the validity of the securities and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 will provide an opinion for the underwriters, agents or dealers. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE Company's common stock.

                                    EXPERTS

     The audited consolidated financial statements as of and for the year ended December 31, 2003, incorporated in this prospectus by reference to GECC's Current Report on Form 8-K dated March 30, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. Such report refers to the fact that GECC in 2003 changed its method of accounting for variable interest entities, in 2002 changed its method of accounting for goodwill and other intangible assets, and in 2001 changed its methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT
WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING AN OFFER OF THESE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION IN THIS DOCUMENT IS CURRENT ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR ANY SALE OF THE NOTES.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
About this Prospectus Supplement......   S-2
Documents Incorporated by Reference...   S-2
Risks of Foreign Currency Notes and
  Indexed Notes.......................   S-3
Description of Notes..................   S-5
Global Clearance and Settlement
  Procedures..........................  S-23
Capitalization of General Electric
  Capital Corporation.................  S-26
Selected Consolidated Earnings and
  Financial Position Data of General
  Electric Capital Corporation........  S-27
United States Tax Considerations......  S-28
European Union Savings Tax
  Directive...........................  S-34
Plan of Distribution..................  S-35
Legal Opinions........................  S-37
General Information...................  S-38
Glossary..............................  S-40

                 PROSPECTUS
Where You Can Get More Information on
  GECC................................     2
The Company...........................     3
Use of Proceeds.......................     3
Plan of Distribution..................     4
Securities Offered....................     5
Description of Debt Securities........     5
Description of Warrants...............     9
Description of the Preferred Stock....    10
Description of Support Obligations and
  Interests Therein...................    13
Legal Opinions........................    16
Experts...............................    16

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                               US$35,899,631,650

                                GENERAL ELECTRIC
                              CAPITAL CORPORATION
                           GLOBAL MEDIUM-TERM NOTES,
                          SERIES A, DUE FROM 9 MONTHS
                         TO 60 YEARS FROM DATE OF ISSUE

                                  ------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE 18, 2004

                                  ------------

                                   CITIGROUP

                            DEUTSCHE BANK SECURITIES

                        GECC CAPITAL MARKETS GROUP, INC.

                              GOLDMAN, SACHS & CO.

                                    JPMORGAN

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                              UBS INVESTMENT BANK

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